Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Michael Baehr 858-812-7366 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

•                  Revenues of $72.3 million increases 51% over second quarter 2007;

•                  Pro forma EBITDA margin continues rise as company heads toward margin objectives;

•                  Contract bid pipeline builds to approximately $2 billion as acquisition strategy brings new capabilities and opportunities.

SAN DIEGO, CA, AUGUST 6, 2008 — Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) today reported second quarter 2008 revenues of $72.3 million, a 51.3 percent increase over revenues in the second quarter of 2007.  Revenues for the six-month period ended June 30, 2008 were $140.5 million, an increase of 45.1 percent over revenues generated in the six-month period ended June 30, 2007.  Second quarter 2008 sequential organic revenue growth over first quarter 2008 revenue was 6.0 percent, including an increase of 7.8 percent quarter-over-quarter organic growth in Kratos’ Department of Defense and federal government segment.  Financial results reported in the second quarter do not include any results of operations for the SYS merger, which closed June 28, 2008.

The Company generated pro forma EBITDA from operations in the second quarter of $3.7 million, or 5.1 percent of revenues, an increase of 16 percent over the first quarter of 2008 EBITDA margin of 4.4 percent.  Pro forma EBITDA for the six-month period ended June 30, 2008 was $6.7 million, up $8.3 million from a loss of $1.6 million for the prior year six-month period.  For the second quarter, EBITDA utilizing GAAP results was $4.9 million, as pro forma EBITDA excluded certain non-recurring credits of $1.2 million related to the insurance recovery of unauthorized issuance of stock options and the reversal of a previously recorded excess facility accrual.

 The Company reported operating income for the three-month period ended June 30, 2008 of $2.9 million, compared to an operating loss of $8.3 million for the comparable prior-year period.

The Company reported earnings per share from continuing operations of $.02 for the three-month period ended June 30, 2008, as compared to an EPS loss of $.11 from continuing operations for the comparable prior-year period.

Organic growth of DoD and federal government-related revenues was driven primarily by increases in certain C4ISR programs and weapon systems programs.  Second quarter 2008 organic revenue growth over second quarter 2007 revenue was 4.6 percent, driven by organic growth of 3.9 percent in the Company’s government segment and 6.5 percent in the Company’s Public Safety and Security segment.

“The Company continued to make progress across virtually every operational and financial metric in the second quarter,” said Eric DeMarco, president and CEO of Kratos.  “Second quarter 2008 organic revenue growth over the first quarter was 7.8 percent in our federal government and DoD business, and 6.0 percent overall for Kratos.  Additionally and equally important is the quarter-over-quarter increase in the Company’s EBITDA rate, and we believe that we are on track to achieve our expected future profitability objectives and be in the range of our comparable peers for 2009.  Directly related to this objective, in July, immediately after the close of the SYS merger, we executed a significant integration-related business realignment and cost reduction action which we believe will further increase Kratos’ EBITDA profitability in the future.”

Kratos’ operational highlights in the second quarter include the following:

•                  $49 million contact award from the Naval Surface Warfare Center (NSWC) Crane to support Expeditionary Warfare Systems Division;

•                  Participation in several successful test shots in support of the Missile Defense Agency and the U.S. Navy, including the Aegis Ballistic Missile Defense System; testing of the Advanced Modular Gun Demonstrator (AMGD) at both the Naval Surface Warfare Center-Dahlgren and NASA’s Goddard Space Flight Center in Wallops Island, Virginia; and U.S. missile defense sensor tests using Navy destroyer-based Aegis Long Range Surveillance and Tracking system in the Pacific;

•                  Award of Aerial Targets Operations and Maintenance Contract with our team member SA-Tech valued at approximately $59 million to support Naval Air Warfare Center (NAWC) Weapons Division at major missile range facilities;

•                  A total of nineteen successful aerial target flight missions were conducted in support of Foreign Military Sales (FMS) activities.

DeMarco concluded, “The integration of SYS is now underway, including the areas of new business development and cost synergy realization, which we began immediately upon transaction closing.  A critical element of our acquisition strategy is to gain access to new customers, contract vehicles, markets and opportunities, and to position Kratos for sustainable future organic growth. This is a process, not a single event, and we hope to have the integration of both Haverstick and SYS substantially completed by the end of 2008 or the first quarter of 2009, with the Company’s financial performance continuing to improve as we move forward and complete the integration process.”

Conference Call

There will be an analyst and investor conference call conducted by the Kratos management team to discuss the second quarter 2008 financial results today at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The live discussion can be accessed via webcast on the Internet at www.kratosdefense.com. There will be replay of the webcast available on the website for those shareholders and analysts who are unable to listen to the live call.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies.  Principle services include C5ISR, weapon systems lifecycle support, military weapon range and technical services, network engineering services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration.  The Company is headquartered in San Diego, California, with resources throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, performance of key contracts, market developments, timing of the Haverstick and/or SYS integrations and anticipated benefits to be realized from these acquisitions. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the SYS integration will prove more costly, take more time, or be more distracting than currently anticipated; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes or cutbacks in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, Form 10-Q for the period ended March 30, 2008, and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and pro forma EBITDA, are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kratos Defense & Security Solutions

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$72.3	$47.8	$140.5	$96.8

Total cost of revenues	59.4	40.3	115.0	82.0
Gross profit	12.9	7.5	25.5	14.8

Selling, general and administrative expenses	9.7	9.4	19.9	17.5
Stock option investigation & related fees	—	5.0	—	6.5
Recovery of unauthorized issuance of stock options and adjustment to the liability for unused office space	(1.2)	—	(1.2)	—
Depreciation	0.4	0.7	0.9	1.0
Amortization of intangible assets	1.1	0.7	2.3	1.4
Operating income (loss)	2.9	(8.3)	3.6	(11.6)
Interest expense, net	(2.5)	—	(4.8)	—
Other income (expense), net	1.4	0.2	1.0	0.7
Income (loss) from continuing operations before income taxes	1.8	(8.1)	(0.2)	(10.9)
Provision for income taxes	0.4	0.3	0.9	0.5
Income (loss) from continuing operations	1.4	(8.4)	(1.1)	(11.4)
Income (loss) from discontinued operations, net of taxes	(0.6)	12.6	—	(4.5)
Net income (loss)	$0.8	$4.2	$(1.1)	$(15.9)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.11)	$(0.01)	$(0.16)
Income (loss) from discontinued operations, net of taxes	(0.01)	0.17	—	(0.06)
Net income (loss)	$0.01	$0.06	$(0.01)	$(0.22)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.11)	$(0.01)	$(0.16)
Income (loss) from discontinued operations, net of taxes	(0.01)	0.17	—	(0.06)
Net income (loss)	$0.01	$0.06	$(0.01)	$(0.22)

Weighted average common shares outstanding
Basic	80.9	73.9	79.5	73.9
Diluted	83.8	73.9	79.5	73.9

EBITDA (1)	$3.7	$(1.6)	$6.7	$(1.6)

Note: (1) EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus income (loss) from discontinued operations, interest expense, net other income (expense) related to SWAP instruments, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, stock option investigation and related fees and recovery of unauthorized issuance of stock options and the adjustment to the liability for unused office space.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity.  Please refer to the following table that reconciles GAAP net income to EBITDA.

Reconciliation of Net income (loss) to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income (loss)	$0.8	$4.2	$(1.1)	$(15.9)
(Income) loss from discontinued operations	0.6	(12.6)	—	4.5
Interest expense, net	2.5	—	4.8	—
Other income related to SWAP instruments	(1.3)	—	(0.6)	—
Provision for income taxes	0.4	0.3	0.9	0.5
Depreciation	0.6	0.7	1.2	1.1
Stock compensation	0.2	0.1	0.4	0.3
Stock option investigation and related fees	—	5.0	—	6.5
Recovery of unauthorized issuance of stock options and adjustment to the liability for unused office space	(1.2)	—	(1.2)	—
Amortization of intangible assets	1.1	0.7	2.3	1.4

EBITDA	$3.7	$(1.6)	$6.7	$(1.6)

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Kratos Defense & Security Solutions

Unaudited Segment Data

(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Government Solutions	$59.2	$35.5	$114.1	$72.5
Public Safety & Security	13.1	12.3	26.4	24.3
Total revenues	$72.3	$47.8	$140.5	$96.8

Operating income (loss) from continuing operations:
Government Solutions	$1.8	$0.7	$2.6	$2.6
Public Safety & Security	0.1	(1.6)	0.2	(3.7)
Other activities	1.0	(7.4)	0.8	(10.5)
Total operating income (loss) from continuing operations	$2.9	$(8.3)	$3.6	$(11.6)

Note: Other activities include costs of the stock option investigation and related costs incurred in 2007 and the benefit from the insurance proceeds received for the theft of stock options and a benefit related to a change in estimate for the Company’s unused office space in 2008.

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